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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Steve Ellis
SAGA SOFTWARE, Inc.
703-391-8295
steve.ellis@sagasoftware.com
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                         SAGA SOFTWARE AND SOFTWARE AG
                              AMEND RELATIONSHIP

                      GLOBAL CHANNEL OPENED FOR SAGAVISTA

          RESTON, VA, October 1, 1999--SAGA SOFTWARE, Inc. (SAGA) NYSE:AGS) and its former parent company Software AG (Frankfurt:SOWG.F) today announced that a cooperation agreement in force between the two companies since SAGA initiated and completed a management buyout from Software AG in 1997 has been amended to allow both companies to expand their respective distribution channels, permitting each company to focus on differing enterprise market segments.

          The new agreement removes certain distribution exclusivity provisions, allowing both companies to sell new products in key geographic territories previously designated to the other. SAGA retains its exclusive right to sell the Software AG product lines Adabas(R), Natural(R), and the Entire product family to its existing customer base, and receives a non-exclusive right to sell future Software AG products. The agreement calls for SAGA to extend certain minimum royalty guarantees to Software AG in order to "continue a long-standing mutually successful relationship," according to SAGA President and CEO Dan Gillis.

     SAGA will now sell its new enterprise integration product suite, Sagavista as well as other SAGA products worldwide through multiple channels. Software AG can sell its new products like Bolero(TM) and Tamino(TM) immediately, as well as EntireX after June 2000, to customers in North America, either directly or through channels in addition to SAGA.
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     Gillis said, "The new agreement between our companies is tremendously constructive because it represents an evolution in the relationship between SAGA and Software AG that has potentially positive impact for both companies. The agreement is good for SAGA and its current customers because we retain the valuable support of Software AG's experience and ongoing research and development for the Adabas, Natural and Entire product lines. It also allows both companies to expand future product offerings outside of the traditional single channel under which we have mutually existed for more than 25 years."

     SAGA's Vice President of Worldwide Marketing and International Operations, Timothy L. Hill commented, "The previous cooperation agreement has served both companies well in the past. The new provisions open the door for SAGA to enter broader and more profitable channels to distribute new products globally. For example, both companies can now explore worldwide partnerships and alliances that would not have been appropriate under the previous agreement. We are excited about the potential represented by these changes."

     Software AG Chairman and CEO Dr. Erwin Koenigs said, "The new agreement is a significant step forward for Software AG and SAGA. Both companies have the opportunity to continue as leaders in the enterprise solutions market, to continue to support one another where appropriate, and to take independent paths where prudent. We now have the best of all worlds, and this is a good situation for the customers, investors and employees of both organizations."

About SAGA SOFTWARE, Inc.

SAGA, based in Reston, Virginia, provides enterprise systems software and a full suite of enterprise integration solutions that support billions of mainframe transactions daily for some of the world's largest organizations. SAGA's suite of mission critical products and associated professional services take customers from the heart of the enterprise to the desktop, freeing their information and leveraging their IT investment. SAGA's parent company is traded on the New York Stock Exchange under the symbol AGS. For further information, please visit the company's Web site at www.sagasoftware.com.
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About Software AG

Software AG, based in Darmstadt, Germany, with more than 2,200 employees and sales amounting to DM 626 million in 1998, is one of the largest systems software companies worldwide. Software AG is the premier provider of integration technology. Both products
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and services, used in more than 90 countries, are focused on mission-critical electronic business applications spanning heterogeneous platforms, from mainframe, OpenVMS, AS/400, Unix and Windows NT to the Web. Software AG's technology expertise is based on three major product areas: The transaction systems Adabas (database management system), and Natural (tool set for commercial application development), the integration system EntireX (middleware) and the Web systems Bolero (Application Factory for Electronic Business), and Tamino (Information Server). About one third of the company's revenue is achieved through professional services. Software AG has been listed on the Frankfurt Stock Exchange (Main Market) since April 1999 (Security identification number 724260 / SOWG.F).

All product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.